Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-119191 and 333-51928) of Newtek Business Services, Inc. of our report dated May 4, 2006, except for Note 3 as to which the date is March 28, 2007, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers, LLP

New York, New York

March 31, 2008